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                                                                 Exhibit 11
                              J. C. PENNEY COMPANY, INC.
                            and Consolidated Subsidiaries

                      Computation of Net Income Per Common Share
                  _________________________________________________
                  (Amounts in millions except per common share data)





                                                   26 Weeks Ended
                                  _____________________________________________
                                      August 1, 1998           July 26, 1997
                                  ______________________   ____________________
                                   Shares         Income    Shares      Income
                                  _________     ________   _______    _________

     Basic
     -----

     Net income                                  $   201                $   229
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                                   (18)                   (20)
                                                 _______                _______
     Adjusted net income                             183                    209

     Weighted average number of
       shares outstanding             252.9                244.5
                                      _____      _______   _____        _______
                                      252.9      $   183   244.5        $   209
                                      =====      =======   =====        =======


     Net income per common share                 $  0.73                $  0.85
                                                 =======                =======




     Diluted
     -------

     Net income                                  $   201                $   229
     Tax benefit differential on ESOP
       dividend assuming stock is
       fully converted                                -                      -
     Assumed additional contribution
       to ESOP if preferred stock is
       fully converted                                (1)                    (2)
                                                 -------                -------
     Adjusted net income                             200                    227

     Weighted average number of
       shares outstanding (basic)     252.9                244.5
     Common stock equivalents:
       Stock options and other
       dilutive effect                  2.3                  2.2
     Convertible preferred stock       17.0                 18.6
                                      _____      _______   _____        _______
                                      272.2      $   200   265.3        $   227
                                      =====      =======   =====        =======


     Net income per common share                 $  0.72                $  0.85
                                                 =======                =======